Exhibit 10.7 - Amended and Restated Credit Agreement with Opus Bank

  Amended and Restated Credit Agreement

This Amended and Restated Credit Agreement (the “Agreement”) dated as of July 18, 2014, is hereby entered into by and Among Opus Bank (the “Bank”), and its successors and assigns, whose address is 19900 MacArthur Boulevard, Irvine, California 92612, PCS Link, Inc. d/b/a Greenwood & Hall, a California corporation (“Borrower”), whose address is 1936 East Deere Avenue, #120, Santa Ana, California 92705 and Greenwood Hall, Inc., a Nevada corporation (formerly known as Divio Holdings Corp., a Nevada corporation) (“Guarantor” and together with the Borrower, the “Credit Parties”) whose address is 1936 East Deere Avenue, #120, Santa Ana, California 92705.

WITNESSETH:

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement dated as of May 28, 2014 (the “Existing Credit Agreement”) pursuant to which, among other things, the Lender agreed to enter, subject to the terms and conditions set forth therein, into a term loan and revolving credit facility; and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows

1.	Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (c) all obligations constituting “Liabilities” to Bank which are outstanding under the Existing Credit Agreement on the Effective Date shall continue as Liabilities under this Agreement and the other Loan Documents.

2.	Credit Facilities.

2.1	Scope. This Agreement governs Facility A and Facility B, and, unless otherwise agreed to in writing by the Bank and Borrower or prohibited by applicable law, governs the Credit Facilities. Advances under the Credit Facilities will be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances including automatic loan sweeps shall not vary the terms or conditions of this Agreement or the Loan Documents regarding the Credit Facilities.

2.2	Facility A (Term Loan). The Bank agreed to extend credit to Borrower in the form of a term loan in the original principal sum of Two Million Dollars and No Cents ($2,000,000.00) (“Facility A”, or the “Term Loan”). Credit under Facility A shall be evidenced by and repayable as set forth in a promissory note payable to the order of the Bank executed concurrently with this Agreement, and with renewals, modifications or extensions thereof, if any (the “Term Note”). The proceeds of Facility A were used to finance repayment of certain senior indebtedness owing to TCA Global Credit Master Fund, LP (in the amount of $1,880,619.00) and California United Bank (in the amount of $47,214.20).

The Term Loan is evidenced by and repayable with interest in accordance with the terms of this Agreement and the Term Note. Borrower shall make monthly principal payments of $60,606.06 plus a payment for all accrued and unpaid interest, beginning on August 1, 2014, and continuing monthly thereafter (on the first day of each month) until May 1, 2017, at which time all then remaining accrued principal and interest shall be paid in full. Borrower’s obligations under the Term Loan will be secured by Borrower as provided in Section 7 hereof.

Signature Page to Credit Agreement

2.3	Facility B (Line of Credit). Subject at all times to the terms and limitations set forth herein (including without limitation, Section 4.3 below), the Bank agrees to extend credit to Borrower in the principal sum not to exceed Three Million Dollars and No Cents ($3,000,000.00) in the aggregate at any one time outstanding (“Facility B” and together with Facility A, the “Facility”) (the “Maximum Revolving Commitment Amount”). Credit under Facility B shall be evidenced by and repayable as set forth in a promissory note payable to the order of the Bank executed concurrently with this Agreement, and with renewals, modifications or extensions thereof, if any (the “Line of Credit Note”). The proceeds of Facility B shall be used to (a) first pay all fees pursuant to Section 4.1(I) below, (b) then (after payment of all amounts set forth in (a) above) pay concurrently (to the extent funds are available to be drawn) (i) the sum of $665,000, to pay in full that certain Convertible Promissory Note issued by Borrower to Colgan Financial Group, Inc. (“Colgan”), dated as of May 29, 2014, in the original principal amount of $225,000 (the “Colgan Convertible”) and that certain Promissory Note issued by Borrower to Colgan, dated as of July 8, 2014 in the original principal amount of $230,000 (the “Colgan Promissory Note”), with the remaining balance to be applied to the indebtedness owed by Borrower to Colgan under that certain Loan and Security Agreement dated as of December 23, 2013 by and among Borrower and Colgan, including, without limitation, that certain Secured Promissory Note dated as of December 23, 2013, issued by Borrower to Colgan in the original principal amount of $600,000 (the “Colgan LSA” and, together with the Colgan Convertible and the Colgan Promissory Note, the “Colgan Facility”), and (ii) the sum of $750,000 to pay in full that certain secured Promissory Note dated February 8, 2013, issued by Borrower to California United Bank in the original principal amount of $350,000 (the “CUB ODP Debt”), with the remaining balance to be applied to that certain secured Promissory Note dated October 21, 2010 issued by Borrower to California United Bank in the original principal amount of $1,250,000 (the “CUB RLOC Debt” and together with the CUB ODP Debt, the “CUB Facility”), (c) then (after payment of all amounts set forth in (a) and (b) above) payoff the remaining balance of the CUB RLOC Debt to the extent funds are available to be drawn, (d) then (after payment of all amounts set forth in (a), (b) and (c) above) payoff all remaining indebtedness owed to Colgan under the Colgan LSA to the extent funds are available to be drawn, and (e) then for general corporate purposes. Subject to and upon the terms and conditions set forth herein, at any time or from time to time, on or after the date hereof and on or before May 1, 2017 (“Expiration Date”), the Bank agrees to lend to Borrower such amounts (each such loan and all such loans, collectively, as the context requires being herein referred to as the “Line of Credit”) as may be requested by Borrower, so long as Borrower is not in default under this Agreement or any of the Loan Documents.

Borrower may irrevocably request a borrowing under Facility B in a minimum amount of $250,000 or a higher integral multiple of $100,000 by delivering a Notice of Borrowing as set forth in Section 4.2.C hereof.

Within the limits and subject to and upon the terms and conditions herein set forth, amounts under the Line of Credit may be borrowed and repaid and re-borrowed from time to time. The aggregate unpaid principal amount of the Line of Credit outstanding at any time shall not exceed $3,000,000. Borrower’s obligations under the Line of Credit Note will be secured as provided in Section 7 hereof.

Upon the satisfaction of the conditions set forth herein and provided further that the aggregate amount of Advances on the Line of Credit outstanding at any time do not exceed the Maximum Revolving Commitment Amount, the Bank agrees to make Advances to Borrower, from time to time, from the date hereof and until the Expiration Date. Whenever Borrower desires to take an Advance on the Line of Credit, Borrower shall give the Bank notice as provided for by the Line of Credit Note. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower when it is credited to any deposit account of Borrower maintained at the Bank or when an Advance is made in accordance with the instructions of a person duly authorized by Borrower. If, at any time, the aggregate principal amount of the outstanding Advances exceeds the Maximum Revolving Commitment Amount, Borrower shall immediately, upon written or oral notice from the Bank, pay to the Bank an amount equal to the difference between the oustanding principal balance of the Advances and the Revolving Commitment Amount.

Borrower shall make monthly payments of accrued and unpaid interest, beginning on August 1, 2014, and continuing monthly thereafter (on the first day of each month) until May 1, 2017, at which time all then remaining accrued principal and interest shall be paid in full

3.	Definitions. As used in this Agreement, the following terms have the following respective meanings:

3.1	“Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to Borrower (or to a third party grantor acceptable to the Bank).

3.2	“Account Debtor” means the person or entity obligated upon an Account.

3.3	“Advance” means a disbursement of loan funds from Bank.

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3.4	“Affiliate” means any person, corporation, or other entity directly or indirectly Controlling, Controlled by, or under common Control with Borrower or Guarantor and any member or manager of Borrower or Guarantor or any subsidiary of Borrower.

3.5	“Asset Coverage Ratio” means, for any date of determination, for Borrower, the ratio of (a) the sum of (i) Cash held in a Designated Deposit Account and (ii) Eligible Receivables, in each case as of such date to (b) Indebtedness outstanding under this Agreement as of such date.

3.6	“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, San Francisco, California or Irvine, California are generally authorized or obligated, by law or executive order, to close.

3.7	“Cash” or “Cash Equivalents” means assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

3.8	“Change of Control” means the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Guarantor, Borrower or its subsidiaries, or any person or entity acting it its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (a) ownership of the issued and outstanding shares of voting stock or similar equity interest of Guarantor or Borrower, the result of which acquisition is that such person or group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of Guarantor or Borrower, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of Guarantor or Borrower.

3.9	“Closing Date” means May 28, 2014, the Closing Date set forth in the Existing Credit Agreement.

3.10	“Collateral” shall have that meaning ascribed to it in Section 7.1 below.

3.11	“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

3.12	“Credit Facilities” means all extensions of credit from the Bank to Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 2 above.

3.13	“Designated Deposit Account” means a deposit account maintained by Borrower with the Bank, as from time to time designated by Borrower to Bank.

3.14	“Discretionary Excess Cash Flow Distributions” means annual Distributions beginning June 30, 2014 and annually thereafter, as determined by Credit Parties which are limited to amounts: (a) not to exceed fifty percent (50%) of Borrower’s or Guarantor’s net income for the immediately preceding fiscal year; and (b) which will not cause Borrower to fail to comply with its financial covenants in Section 6.3 on a pro forma basis after giving effect to such Distribution, however, no such Distributions shall be made prior to the Credit Parties’ receipt of Bank’s written notice evidencing satisfaction of Section 5.20 of this Agreement.

3.15	“Distributions” means all dividends and other distributions made by Borrower to its owners of Equity Interests, including without limitation shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

3.16	“Divio Merger Agreement” means that certain Merger Agreement and Plan of Reorganization dated as of the date hereof among Guarantor, Borrower and Greenwood Hall Acquisition, Inc.

3.17	“EBITDA” means, for any period, net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus all non-cash charges and expenses, including expenses related to the impairment of goodwill, exercise of employee stock option plans and any incremental non-cash charges or reduction in revenue as a result of any purchase accounting adjustments recorded as a result of acquisitions, plus all losses during such period resulting from the disposition of any asset of Borrower or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, plus all expenses and losses that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring, plus, to the extent not capitalized, all fees and expenses incurred in connection with the Loan Documents for such period.

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3.18	“Effective Date” means the date on which this Agreement has been executed and delivered by each of the Borrower, the Guarantor, and the Bank.

3.19	“Eligible Receivables” means with respect to the Borrower, as of any date of determination, subject to modification by the Bank in its reasonable discretion based upon the results of a field audit, the face value of each account (as used in this definition, each such account, an “Account”) arising out of any contract or agreement which is a bona fide, non-contingent, existing obligation of the named account debtor thereunder (as used in this definition, and with respect to each individual contract or agreement, an “Account Debtor”, and includes, without limitation, to the extent the same constitute an asset under GAAP, amounts due from credit card processors, regardless of whether the same are otherwise not broken out by Account Debtor) actually and absolutely owing to the Borrower and arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of the Borrower’s business as presently conducted for which the Account Debtor has been billed and such Account satisfies and continues to satisfy the following requirements:

(i) the Account is evidenced by an invoice that has not remained unpaid for a period exceeding one hundred twenty (120) days or more beyond the invoice date of the invoice;

(ii) the Account is not due from an Account Debtor whose debt on Accounts that are unpaid for a period exceeding one hundred twenty (120) days or more after the invoice date of the respective invoices exceeds twenty-five percent (25%) of such Account Debtor’s total debt to the Borrower;

(iii) the Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including, without limitation, discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such account shall not be an Eligible Receivable only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Receivable;

(iv) the services have been performed or the subject merchandise has been shipped or delivered on open Account to the named Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, on approval or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

(v)  the Account does not represent a pre-billing, prepaid deposit, retention billing or progress billing;

(vi) other than pursuant to the Security Documents, the Account is not subject to any Lien or security interest whatsoever other than Permitted Liens;

(vii) the Account is not evidenced by chattel paper or an instrument of any kind;

(viii) the Account has not been turned over to any Person for collection;

(ix) the Account is not owing by an Account Debtor that shall have failed to pay twenty-five percent (25%) or more of all Accounts owed by such Account Debtor to the Borrower within the period set forth in (ii) above or who has become insolvent or is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors;

(x) the Account is not owing by an Account Debtor that (A) is an Affiliate of the Borrower, (B) is a Governmental Authority (except to the extent that Borrower has complied with the Federal Assignment of Claims Act of 1940, as amended, or analogous state statutes, in a manner reasonably satisfactory to Bank), or (C) except to the extent approved by Bank in its sole discretion, is organized under the laws of, or has its principal place of business outside, the United States of America or Canada or any state or any province thereof; and

(xi) unless previously agreed to by the Bank in writing, the aggregate amount of Accounts payable by the Account Debtor of the Account does not constitute more than 30% of all Accounts of Borrower.

3.20	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

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3.21	“Expiration Date” shall have that meaning ascribed to it in Section 2.3 above.

3.22	“GAAP” means generally accepted accounting principles.

3.23	“Liabilities” means all obligations, indebtedness and liabilities of Credit Parties to any one or more of the Bank and any of its subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether Credit Parties may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term “Rate Management Transaction” in this Agreement means any agreement between the Credit Parties and the Bank, any of its subsidiaries, affiliates or successors, now existing or hereafter arising, with respect to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, or any other similar transaction (including any option with respect to these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

3.24	“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

3.25	“Line of Credit” and “Line of Credit Note” shall have those meanings ascribed to them in Section 2.3 above.

3.26	“Loan Documents” means this Agreement and all the loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, or any other instrument or document executed in connection with this Agreement executed by Borrower and each other Obligor in favor of the Bank or in connection with any of the Liabilities, including without limitation the Notes and Security Agreement.

3.27	“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities, financial condition or prospects of the Borrower taken as a whole, (b) the operations, assets, liabilities, financial condition or prospects of the Guarantor taken as a whole, (c) the ability of the Borrower taken as a whole to perform any of its payment or other material obligations under the Loan Documents, (d) the ability of the Guarantor taken as a whole to perform any of its payment or other material obligations under the Loan Documents, (e) the legality, validity or enforceability of this Agreement or any other Loan Document, or (f) the rights and remedies of the Bank under any Transaction Document.

3.28	“Material Contract” means each contract or agreement as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect

3.29	“Maturity Date” shall have the meanings ascribed to it in each of the Term Note and the Line of Credit Note.

3.30	“Nevada UCC” means the Uniform Commercial code as in effect on the Effective Date in the State of Nevada.

3.31	“Note” and “Notes” means the Line of Credit Note and the Term Note described in Section 2 above, and all promissory notes, instruments and/or contracts evidencing the terms and conditions of the Liabilities.

3.32	“Notice of Borrowing” shall have that meaning ascribed to it in Section 4.2.C below.

3.33	“Obligor” or “Obligors” means any Borrower, guarantor, surety, co-signer, endorser, general partner, or other Person who may now or in the future be obligated to pay any of the Liabilities.

3.34	“Permitted Dispositions” means:

A.	dispositions of inventory in the ordinary course of business;
B.	dispositions of damaged, obsolete, surplus or worn out property in the ordinary course of business;

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C.	dispositions of non-exclusive licenses and similar arrangements for the use of property of Borrower or any subsidiary in the ordinary course of business and other licenses that may be exclusive in one or more respects but do not result in a legal transfer of title to the licensed property;
D.	dispositions which constitute the making or liquidating of Permitted Investments or the granting of Permitted Liens;
E.	dispositions permitted under Section 6.2K; and
F.	dispositions not otherwise prohibited hereunder, provided that the aggregate book value of the property so disposed in any fiscal year shall not exceed $50,000 in the aggregate.

3.35	“Permitted Distributions” means (a) Discretionary Excess Cash Flow Distributions, and (b) Distributions payable exclusively in Equity Interests of Borrower.

3.36	“Permitted Indebtedness” shall have that meaning ascribed to it in Section 6.2.C below.

3.37	“Permitted Investments” shall have that meaning ascribed to it in Section 6.2.B below.

3.38	“Permitted Liens” shall have that meaning ascribed to it in Section 6.2.E below.

3.39	“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

3.40	“Premises” means the locations at which Borrower currently conducts business and located including, without limitation, 1936 East Deere Avenue, #120, Santa Ana, California 92705.

3.41	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

3.42	“Security Agreement” means each security agreement entered into between (a) Bank and Borrower evidencing Bank’ security interest in all of the assets of Borrower (other than the Premises and other real property, if any) and (b) Bank and Guarantor evidencing Bank’ security interest in all of the assets of Guarantor (other than the Premises and other real property, if any), including, without limitation, that certain Amended and Restated Security Agreement dated as of the date hereof among Borrower, Guarantor and Bank.

3.43	“Senior Funded Debt” means all unsubordinated interest bearing debt for borrowed money.

4.	Conditions Precedent.

4.1	Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this Agreement (which, for the avoidance of doubt, does not include the Term Loan which was extended on the Closing Date), whether by disbursement of a loan, or otherwise, Credit Parties shall deliver to the Bank, in form and substance satisfactory to the Bank:

A.           Credit Party Loan Documents. This Agreement, the Notes and the Security Agreement, the security agreements, financing statements, warrants and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this Agreement;

B.           Evidence of Due Organization and Good Standing. Evidence, satisfactory to the Bank, of the due organization and good standing of each Credit Party in each state in which such Credit Party is doing business during the term of the Credit Facilities, including without limitation California and Nevada;

C.           Evidence of Authority to Enter into Loan Documents. Evidence that (i) each Credit Party is authorized to enter into the transactions described in this Agreement and the other loan documents, and (ii) the person signing on behalf of each Credit Party is authorized to do so.

D.           Liens on Property. Evidence, satisfactory to the Bank, that all personal property, fixtures and equipment, etc., in which the Bank is taking a security interest is free and clear of all Liens and encumbrances of every nature and description other than Permitted Liens.

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E.           Other Due Diligence. Satisfactory completion of Bank’s due diligence, including satisfactory completion by Bank of a collateral field audit

F.           Insurance. Insurance policies with premiums prepaid, with issuing companies, coverages and amounts as are ordinarily carried by other companies similarly situated in operating like business and properties, including products liability insurance, and insuring the Collateral against loss or damage by fire and such other hazards, including, but not limited to, extended coverage, vandalism, malicious mischief, and comprehensive public liability insurance complying with Section 5.1. All policies shall name Bank as additional insured and loss payee with endorsements acceptable to the Bank.

G.           Authority. (1) A copy of the articles of incorporation of Borrower, certified by the California Secretary of State (or California Franchise Tax Board, as the case may be); (2) a Certificate of Good Standing from the California Secretary of State for the Borrower (or California Franchise Tax Board, as the case may be) for the Borrower; (3) a certified copy of Borrower’s by-laws and all amendments thereto; (4) certified resolutions of Borrower’s board of directors/unanimous written consent of shareholders, authorizing the transactions described herein; (5) an incumbency certificate for Borrower; (6) a certification that no event of dissolution with respect to Borrower has occurred; (7) A copy of the articles of incorporation of Guarantor, certified by the Nevada Secretary of State (or any additional governmental office, if applicable); (8) a Certificate of Good Standing from the Nevada Secretary of State (or any additional governmental office, if applicable) for the Guarantor; (9) a certified copy of Guarantor’s by-laws and all amendments thereto; (10) certified resolutions of Guarantor’s board of directors/unanimous written consent of shareholders, authorizing the transactions described herein; (11) an incumbency certificate for Guarantor; and (12) a certification that no event of dissolution with respect to Guarantor has occurred.

H.           Accounts. Evidence that Guarantor’s and the Borrower’s deposit and operating account(s) (including the Designated Deposit Account) are with the Bank and Borrower shall have completed all necessary documentation to authorize Bank to make ACH withdrawals from the Designated Deposit Account for all principal and interest payments due under the Loan Documents.

I.           Payment of Fees. Borrower shall have paid Bank all of its costs of providing the Credit Facilities, including without limitation all costs of insurance, filings and recordings, and the reasonable fees of the attorneys for the Bank with respect to preparation and review of the Loan Documents. In addition, Borrower shall have paid to Bank an amendment fee in an aggregate amount of $15,000.

J.           Reports and Appraisals. The Bank shall have received copies of all inspection reports and appraisals related to the Collateral as it deems necessary in its sole discretion.

K.          Replacement Warrants. The Bank shall have received a common stock purchase warrant or warrants (such common stock purchase warrants issued to the Bank, together with each common stock purchase warrant delivered in substitution or exchange for any such common stock purchase warrant, herein called the “Warrants”), in the form of Exhibit B hereto, initially exercisable for a number of shares of preferred stock as set forth in the Warrant attached hereto as Exhibit B, duly executed and delivered by the authorized officers of the Guarantor in replacement of the warrants delivered pursuant to the Existing Credit Agreement.

L.           Opinion of Credit Parties’ Counsel. A written opinion of the Guarantor’s and Borrower’s legal counsel in the form and substance reasonably acceptable to the Bank.

M. Subordination Agreements. (i) Executed ratification agreement regarding the subordination agreement executed in connection with the Existing Credit Agreement from California United Bank and (ii) executed Amended and Restated Subordination Agreement by and among Colgan, Borrower and Bank, each in form and substance reasonably acceptable to the Bank.

N.           Certifications. A certificate of the Credit Parties certifying that (a) the representations and warranties made by Credit Parties in Section 8 of this Agreement are and will be correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to any earlier date, (b) no Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the loans, (c) attached thereto are true, correct and complete copies of all documents evidencing indebtedness under the CUB Facility and all instruments, documents and agreements related thereto, (d) attached thereto are true, correct and complete copies of all documents evidencing indebtedness under the Colgan Facility and all instruments, documents and agreements related thereto, and (e) attached thereto is a true ,correct and complete copy of the Divio Merger Agreement.

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O.           Payoff Letters. Executed payoff letters from (a) California United Bank with respect to the CUB ODP Debt and (b) Colgan with respect to the Colgan Convertible and the Colgan Promissory Note, each providing for, among other things, (x) the automatic release of liens under each respective facility upon the receipt of the payoff amount and (y) the authorization of Borrower and/or Bank to prepare and file Uniform Commercial Code financing statement amendments or terminations evidencing the release and termination of the liens under each such facility.

P.           Divio Merger Agreement. Executed Divio Merger Agreement, which shall be fully effective and binding, together with evidence satisfactory to Bank that the merger transactions contemplated in the Divio Merger Agreement have been completed.

4.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, or otherwise, the following conditions must be satisfied in a manner acceptable to the Bank:

A.           Representations. The representations of each Credit Party in this Agreement and the other Loan Documents are true in all material respects on and as of the date of any extension of credit (other than those representations and warranties made as a specific earlier date, which shall remain true and correct as of such earlier date); and

B.           No Event of Default. No default has occurred in any provision of this Agreement, the Notes or any agreement related to the Credit Facilities and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period (such event, a “Default”).

C.           Notice of Borrowing. The Bank shall have received a Notice of Borrowing (in a minimum amount of $250,000 or a higher integral multiple of $100,000) in the form of Exhibit A attached hereto (a “Notice of Borrowing”) not less than 1 Business Day prior to the date of such requested funding.

D.           Additional Documents. Within ten (10) days of written request to Credit Parties, the Bank has received any other documents as it may reasonably request, which may include, but will not be limited to, those items to be provided to the Bank pursuant to Section 4.1A through Section 4.1G current as of the extension of credit.

E.           Payoff Letters. To the extent the extension of credit will be used to payoff indebtedness owed to Colgan or California United Bank pursuant to Section 2.3 above, the Bank shall have received payoff letters from Colgan or California United Bank, as applicable, with respect to the indebtedness being paid off, providing for, among other things, (x) the automatic release of liens under such facility upon the receipt of the payoff amount and (y) the authorization of Borrower and/or Bank to prepare and file Uniform Commercial Code financing statement amendments or terminations evidencing the release and termination of the liens under each such facility.

4.3	Conditions Precedent to First Extension of Credit Under Line of Credit/Facility B. Before any extension of credit under the Line of Credit/Facility B governed by this Agreement, whether by disbursement of a loan, or otherwise, the Borrower shall provide to the Bank evidence acceptable to Bank (in Bank’s sole discretion) that Guarantor has completed the sale of additional Equity Interests with gross Cash proceeds of not less than $1,650,000 (in addition to the $1,350,000 raised prior to the Closing Date) and deposited such $1,650,000 into the Designated Deposit Account.

5.	Affirmative Covenants. Each Credit Party shall:

5.1	Insurance. Maintain insurance, reasonably satisfactory to the Bank, with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, including products liability coverage with limits of at least $2,000,000.00 per claim; showing the Bank as a loss payee with respect to each policy of property or casualty insurance and naming the Bank as an additional insured with respect to each policy of liability insurance, and furnished to the Bank, providing that thirty (30) days’ notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided or other material modification of any such policy, and upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

5.2	Existence. Maintain its existence and business operations in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms except as would not reasonably be expected to have a material adverse effect on the financial condition of Guarantor or Borrower.

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5.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP.

5.4	Inspection. Each Credit Party shall permit Bank to perform an annual collateral field audit of Borrower’s Accounts/accounts receivable, inventory and equipment during regular business hours and upon reasonable notice. In addition, at any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than twice in a calendar year unless an Event of Default exists), permit Bank, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its properties, including, but not limited to, an annual collateral field audit on Borrower’s Accounts/accounts receivable and inventory, and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Bank true copies of all financial information and internal management reports made available to their board of directors (or any committee thereof). Borrower shall furnish to Bank such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Bank to perfect a security interest in such intellectual property.

5.5	Financial Reports. Credit Parties will maintain a standard and modern system of accounting in accordance with generally accepted accounting principles (“GAAP”) and will furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum:

A.           Within twenty (20) days after each monthly period, a copy of Guarantor and Borrower’s interim balance sheets, profit and loss statements for the current period and year-to-date, accounts payable aging report, accounts receivable aging report, and retained earnings, from the beginning of that fiscal year to the end of that period, prepared by Guarantor and Borrower in accordance with GAAP and (for the first two (2) months of each fiscal quarter) accompanied by a covenant compliance certificate executed by each of Guarantor and Borrower’s chief executive officer, or other officer or person acceptable to the Bank, certifying compliance with the Asset Coverage Ratio covenant herein as of the date of the certificate.

B.           as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Guarantor and Borrower, a balance sheet of each of Guarantor and Borrower as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of Guarantor’s and Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a covenant compliance certificate executed by Guarantor’s and Borrower’s chief executive officer, or other officer or person acceptable to the Bank, certifying compliance with the covenants herein and that no default exists under any provisions of this Agreement as of the date of the certificate.

C.           Within one hundred twenty (120) days after and as of the end of each of its fiscal years of Guarantor, detailed consolidated and consolidating, if applicable, financial statements including a balance sheet and statements of income, cash flow and retained earnings, such financial statement to be audited by Rose, Snyder and Jacobs or audited by another independent Certified Public Accountant of recognized standing acceptable to the Bank in the Bank’s sole discretion and accompanied by a covenant compliance certificate executed by each of Guarantor’s and Borrower’s chief executive officer, or other officer or person acceptable to the Bank, certifying compliance with the covenants herein and that no default exists under any provisions of this Agreement as of the date of the certificate.

D.           Such other financial reports as Bank may reasonably request from Guarantor or Borrower, including without limitation, annual projections, as approved by the Boards of Directors of Credit Parties, for the Credit Parties’ next fiscal year to be delivered within 60 days after the end of each fiscal year of Credit Parties.

All compiled, reviewed or audited (as applicable) financial statements of Guarantor and Borrower specified in the preceding clauses shall be furnished in consolidated form for Guarantor and all subsidiaries that Guarantor may at any time have. Together with each delivery of financial statements required by Section 5.5A, Credit Parties will deliver to the Bank a certificate of a principal officer of each of Guarantor and Borrower on behalf of Guarantor and Borrower certifying that such financial statements fairly present, in all material respects, the financial position of the Guarantor and Borrower and its results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes and stating that there exists no Event of Default under the Loan Documents or any event or condition that, with notice or lapse of time, or both, would constitute an Event of Default under the Loan Documents, or, if any such Event of Default under the Loan Documents or event or condition exists, specifying the nature thereof, the period of existence thereof, and what action Guarantor and Borrower propose to take with respect thereto. Guarantor and Borrower will permit any person designated by the Bank to visit and inspect any of the properties, corporate books, and financial records of Guarantor and Borrower, and to discuss the affairs, finances, and accounts of Guarantor and Borrower, all at such reasonable times during normal business hours and as often as the Bank may reasonably request and upon reasonable notice.

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5.6	Taxes. Credit Parties shall cause to be paid on a timely basis (other than Borrower’s taxes for fiscal years 2012 and 2013 which are to be filed or refiled by not later than July 31, 2014), or before they become delinquent all taxes and assessments, special or otherwise, and any other such charges relating to the Collateral which become due and payable from time to time, except as they may be contested in good faith if they have been properly reflected on its books and at the Bank’s request, adequate funds or security has been pledged to ensure payment. Credit Parties shall provide to Bank satisfactory evidence of timely payment of real estate taxes on the Premises either by furnishing a copy of the paid tax receipt or of the cancelled check issued to the County Collector.

5.7	Maintenance of Properties. Each Credit Party will maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted. Each Credit Party shall from time to time make or cause to be made all necessary and proper repairs, renewals, replacements, additions, and improvements to its properties so that the business carried on by each Credit Party may be properly and advantageously conducted at all times in accordance with prudent business management.

5.8	Location of Collateral. Except as to Collateral located at a facility for which the Bank has been provided a processor’s waiver in form satisfactory to the Bank, all Collateral now owned by any Credit Party is and will be, and all Collateral hereafter acquired by a Credit Party will be, and to the extent the Collateral consists of intangible property such as accounts, the records concerning the Collateral will be kept at the Premises and such additional locations as are disclosed in writing to the Bank and approved by the Bank, which approval shall not be unreasonably withheld. Except in the ordinary course of its business, Credit Parties shall not remove the Collateral from its existing location. To the extent the Collateral consists of vehicles or other property, the ownership of which is evidenced by a certificate of title, Credit Parties shall not take or permit any action that would require registration of such Collateral outside the State of California.

5.9	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened in writing litigation, claims, investigations, administrative proceedings and similar actions affecting any Credit Party which could materially affect the financial condition of any Credit Party; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by any Credit Party to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which a Credit Party may have liability; (4) any additions to or changes in the locations of any Credit Party’s businesses; and (5) any alleged breach of any provision of this Agreement or of any other agreement related to the Credit Facilities by the Bank.

5.10	Additional Information. Furnish such additional information and statements, as the Bank may reasonably request, from time to time.

5.11	Insurance Reports. Furnish to the Bank, upon the reasonable request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

5.12	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between any Credit Party and any other party where the failure to so comply could reasonably be expected to have a material adverse effect on the financial condition of any Credit Party.

5.13	Title to Assets and Property. Maintain good title to all of each Credit Party’s assets and properties subject to Permitted Liens, and defend such assets and properties against all claims and demands of all persons at any time claiming any interest in them.

5.14	Additional Assurances. Make, execute and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit Facilities and to perfect any security interests.

5.15	Employee Benefit Plans. Maintain each employee benefit plan as to which any Credit Party may have any liability, in compliance in all material respects with all applicable requirements of law and regulations.

5.16	Depository Relationship. Maintain all of its banking depository and disbursement relationships with the Bank and establish such accounts and maintain balances therein with the Bank sufficient to cover the cost of all the Bank’s services; provided, however, that the Bank in its sole discretion may permit Borrower to maintain ancillary depository and disbursement relationships on such terms and conditions, and with such limitations, as the Bank may establish in its sole discretion.

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5.17	Remittance Account. At all times maintain its primary deposit accounts, including the Designated Deposit Account, with Opus Bank.

5.18	New Contracts. On or prior to September 15, 2014, Borrower shall have entered into new written customer contracts providing for projected aggregate payments to the Credit Parties of not less than $2,800,000 for the 12-month period following the execution of such contracts; provided that contracts representing $2,000,000 of the $2,800,000 referenced above shall be entered into on or prior to August 31, 2014; further provided that in each case such contracts shall be in form and substance acceptable to Bank as evidenced by Bank providing its express written acknowledgment of the satisfaction of this Section 5.18. The Credit Parties shall deliver executed copies of such contracts to Bank promptly following their execution.

5.19	Equity Raise. Credit Parties shall cause the following sales of additional Equity Interests of Guarantor to be funded into the Designated Deposit Account on or before:

(a) the Effective Date with gross proceeds thereof (consisting of Cash and amounts converted pursuant to existing convertible promissory notes) of not less than $1,650,000 (in addition to the $1,350,000 raised prior to the Closing Date), and

(b) October 31, 2014 with gross proceeds thereof (consisting of Cash and amounts converted pursuant to existing convertible promissory notes) of not less than an additional $2,000,000.

5.20	Opinion of Guarantor’s Counsel. Within thirty (30) days of the Effective Date, the Credit Parties shall deliver to Bank a written opinion of the Guarantor’s legal counsel in the form and substance reasonably acceptable to the Bank, which shall include, without limitation, each of the opinions listed on the Form of Opinion of Guarantor’s Counsel included in Exhibit D attached hereto, subject to customary exceptions and assumptions. If Guarantor does not deliver such opinion to Bank on or prior to thirty (30) days after the Effective Date, the Credit Parties shall pay to Bank three hundred seventy five thousand dollars ($375,000) on the thirty-first (31st) day following the Effective Date in immediately available funds. For the avoidance of doubt, no Discretionary Excess Cash Flow Distributions shall be made until this Section 5.20 has been satisfied in form and substance acceptable to Bank.

5.21	Post-Closing Deliveries. Within ten (10) days of the Effective Date, the Credit Parties shall deliver to Bank (i) a landlord lien waiver executed by and among PRIM Alton Deere, LLC, a Delaware limited liability company (“Landlord”), Borrower and Bank regarding the Borrower’s lease of the premises at 1936 E. Deere Ave., #120, Santa Ana, CA 92705, (ii) a written consent of the Landlord to the transactions contemplated by the Divio Merger Agreement and the change in ownership of Equity Interests of Borrower in connection therewith and prior thereto, and (iii) evidence that the UCC Financing Statement noting Canon Financial Services Inc. as Judgment Creditor and Borrower as Judgment Debtor (file number 13-7373671301 08/12/2013) has been terminated and any and all judgments and/or liens thereunder have been released, each in form and substance satisfactory to Bank.

6.	Negative Covenants.

6.1	Unless otherwise noted, the requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by Borrower to the Bank.

6.2	Without the written consent of the Bank, the Credit Parties will not:

A.           Sale of Equity Interests. Issue, sell, or otherwise dispose of any of its Equity Interests, without the prior written consent of the Bank, except as would not cause a Change of Control of the Borrower or the Guarantor; provided, however, that transactions contemplated by the Divio Merger Agreement and in compliance with Section 5.19 shall not be deemed to be a violation of this Section 6.2A.

B.           Loans and Extensions of Credit. Loan or extend credit to anyone, other than (i) extensions of credit in the ordinary course of its business; (ii) temporary extensions of credit to a Borrower Affiliate that are consistent with Borrower’s historical practices, (iii) extensions of credit in the ordinary course of business consisting of cash-in-advance payments, prepaid royalties, notes receivable, and other deposits or credit obligations required by or to customers, suppliers, vendors and service providers that are not Affiliates of Borrower and any investments received in satisfaction or partial satisfaction thereof; (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s or its subsidiaries’ business, (v) loans and investments existing as of the date hereof that have been disclosed to the Bank in writing on Schedule 6.2.B hereto, (vi) loans and investments permitted by Section 6.2.K; and (vii) other loans and investments not otherwise permitted hereunder, provided that the aggregate amount of such other loans and investments does not at any time exceed $100,000 (all of the foregoing collectively referred to as “Permitted Investments”).

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C.           Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases, other than, with respect to Borrower only (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in the latest financial statement of Borrower furnished to the Bank prior to execution of this Agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing on Schedule 6.2.C hereto and that is not to be paid with proceeds of borrowings under the Credit Facilities (provided, however, that in no event will Borrower allow the outstanding amounts owed to Colgan Financial and California United Bank to exceed amounts to be available under the Facility B (so that such outstanding amounts owed to Colgan Financial and California United Bank will be capable of being paid in full from amounts available under Facility B when Facility B is available pursuant to Section 4.3), (5) capital lease obligations and obligations incurred to finance the purchase of equipment and related software secured by purchase money liens on such equipment and related software, (6) indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower’s or any subsidiary’s business, (7) indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business, (8) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of Borrower or a subsidiary thereof in an amount not to exceed $500,000 at any time outstanding, (9) the CUB Facility and the Colgan Facility, (10) other unsecured indebtedness not exceeding, in the aggregate outstanding principal amount at any time, $100,000, and (11) any refinancings, refundings, renewals or extensions of any of the foregoing, other than the CUB Facility and the Colgan Facility, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued but unpaid interest plus the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder (all of the foregoing collectively referred to as “Permitted Indebtedness”).

D.           Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E.           Liens. Create or permit to exist any Lien on any of its property, real or personal, except: (1) existing Liens known to the Bank on the Closing Date; (2) Liens to the Bank; (3) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP; (4) carriers’, warehousemen’s, mechanics’, materialman’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (5) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (6) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (7) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person; (8) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise constituting an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside therefor, and no material property is subject to a material risk of loss or forfeiture; (9) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Credit Party in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by such Credit Party or any subsidiary to provide collateral to the depository institution; (10) purported Liens evidenced by the filing of UCC precautionary financing statements relating to operating leases entered into in the ordinary course of business and not otherwise prohibited under this Agreement; (11) Liens (i) upon or in any equipment and related software acquired (in either case that was not financed by the Bank) or held by Borrower or any subsidiary to secure the purchase price of such equipment and software or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment and related software (including soft costs), (ii) existing on equipment of Borrower or any subsidiary at the time of its acquisition, provided that such Lien is limited solely to the property so acquired and improvements thereon, and the proceeds of such equipment and (iii) or rights of a lessor under a capital lease; and (12) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described above, provided that the property covered thereby is not increased and the principal amount of the indebtedness being extended, renewed or refinanced does not increase (all of the foregoing collectively referred to as “Permitted Liens”).

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F.           Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, Borrower will furnish a completed Federal Reserve Board Form U-1.

G.           Continuity of Operations. (1) Engage in any business activities substantially different from those in which Borrower is presently engaged; (2) sell any assets out of the ordinary course of business other than Permitted Dispositions; or (3) without ten (10) Business Days’ prior written notice to the Bank, change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any place of its businesses where Collateral with a value in excess of $100,000 is located.

H.           Limitation on Negative Pledge Clauses. Except for this Agreement and the other Loan Documents (and except for documents governing Permitted Indebtedness of the types described in paragraphs (4) and (5) of the definition of “Permitted Indebtedness” or Liens of the types described in paragraphs (1) and (11) of the definition of “Permitted Liens”), enter into any agreement with any person other than the Bank which prohibits or limits the ability of Guarantor, Borrower or any of their subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

I.           Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of Credit Parties’ obligations under this Agreement.

J.           Government Regulation. (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Guarantor or Borrower or from otherwise conducting business with Guarantor or Borrower, or (2) fail to provide documentary and other evidence of Guarantor’s or Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Guarantor’s or Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

K.          Mergers, Sales of Assets. Other than as contemplated by the Divio Merger Agreement, merge or consolidate with any other corporation, sell, lease, transfer, or otherwise dispose of all or any substantial part of the assets of any Credit Party or enter into any sale and leaseback transaction or arrangement with respect to any properties of any Credit Party, (without ten (10) Business Days’ prior written notice to the Bank) change the name of Guarantor or Borrower, or wind up, liquidate, or dissolve, except that Borrower may (i) sell inventory in the ordinary course of business, (ii) grant Permitted Liens, (iii) make loans and investments permitted hereunder, and (iv) dispose of assets or properties no longer necessary for the proper conduct of the business of Borrower having a value accounting, in any single transaction, to not more than $100,000. Without the prior consent of the Bank (which will not be unreasonably withheld or delayed, provided, however, that in connection with any such consent, the Bank specifically reserves the right to require such subsidiary to become a guarantor of the Liabilities hereunder), Borrower shall not create any subsidiaries.

L.           Distributions. Make any Distributions other than Discretionary Excess Cash Flow Distributions which may be made so long as (i) no Event of Default has occurred and is continuing and (ii) Section 5.20 of this Agreement has been satisfied.

M. Holding Company. Guarantor shall not incur or have any liabilities (other than hereunder and liabilities in connection with the maintenance of its existence in the ordinary course of business) or, own any assets or engage in any operations or business, other than (i) ownership of the Equity Interests in Borrower, (ii) activities incidental to the maintenance of its corporate existence, or (iii) performance of its obligations under this Agreement and the other Loan Documents.

6.3	Financial Covenants. Credit Parties will not:

A.           Senior Funded Debt to EBITDA Ratio. permit Borrower’s ratio of (a) total Senior Funded Debt, to (b) EBITDA (in each case measured quarterly for the twelve (12) month period ending with such fiscal quarter) to be greater than (i) 3.00 to 1.00 (for the period up to and including December 31, 2014) and thereafter (ii) 2.75 to 1.00.

Within thirty (30) days after the close of each fiscal quarter, Credit Parties shall provide to the Bank a certificate showing the current Senior Funded Debt to EBITDA Ratio.

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B.            Minimum Asset Coverage Ratio. permit the Asset Coverage Ratio (measured monthly beginning at the end of the first full month after the Closing Date) to be less than (i) up to and including August 31, 2014, 0.90 to 1.00 at all times, (ii) up to and including October 31, 2014, 1.00 to 1.00 at all times, and (iii) thereafter, 1.30 to 1.00 at all times.

7.	Collateral. In order to secure the timely and full performance of the Liabilities, Guarantor and Borrower each hereby grants to the Bank, as further evidenced by the Security Agreement:

7.1	Security Interest. A first position security interest in all assets of Guarantor and Borrower, including, but not limited to, the following property (collectively, the “Collateral”):

A.           All present and future accounts, accounts receivable, other receivables and claims for money due, instruments, documents, chattel paper, contract rights, and general intangibles;

B.           All raw materials, supplies, work-in-process, finished goods, and all other inventory of whatsoever kind or nature, wherever located, whether now owned or hereafter acquired;

C.           All machinery, equipment, vehicles, furniture, tools and trade fixtures and all substitutions and replacements thereof wherever located, and all attachments, accessions, parts, and additions thereto, whether now owned or hereafter acquired;

D.           All of Guarantor’s and Borrower’s deposit accounts (whether checking, savings, or otherwise) with the Bank or any other depository institution, whether now or hereafter existing and including accounts held jointly with others;

E.           All monies, securities, drafts, notes, and other property of Guarantor and Borrower and the proceeds thereof, now or hereafter held or received by or on behalf of the Bank from or for Guarantor or Borrower, whether for custody, pledge, transmission or otherwise;

F.           All general intangibles, whether now owned or hereafter acquired;

G.           All investment property whether now owned or hereafter acquired;

H.           All books and records evidencing or relating to any of the foregoing; and

I.           Any and all proceeds and products of the foregoing (“Proceeds”).

Notwithstanding the foregoing, the security interest granted herein and/or in the Security Agreement shall not extend to and the term "Collateral" shall not include the following (“Excluded Property”) (i) any general intangibles (whether owned or held as licensee or lessee or otherwise including, for the avoidance of doubt, leasehold interests as lessee or sublessee under real property leases and subleases) to the extent that the granting of a security interest therein would be contrary to applicable law or create a default under any agreement governing such property, right or license (but only if such restrictions are enforceable as a matter of law); (ii) any equipment financed by another lender or lessor under documentation that prohibits the granting of a second lien thereon executed prior to the date of this Agreement or which is subject to a Permitted Lien; (iii) any intent-to-use trademarks, prior to the filing of a “Statement of Use” with respect thereto if and solely to the extent that (and so long as) any such intent-to-use trademark application would be rendered void by the attachment or creation of a security interest in the right, title or interest of Borrower therein); provided, however, that the foregoing exclusions shall not apply in any case if (x) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a Lien and security interest in such assigned contract, General Intangible, instrument, license, chattel paper, property or asset, or (y) such prohibition, or the term that relates or gives rise thereto, would be rendered ineffective pursuant to any of Sections 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, further, that Excluded Property shall not include (1) Proceeds (as such term is defined in the UCC), substitutions or replacements of any Excluded Property referred to in the foregoing clauses (i), (ii) and (iii), unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to in the foregoing clauses (i), (ii) and (iii), and (2) any Account, Inventory or interest in any deposit account.

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7.2	Filing and Recording; Perfection. Each of Guarantor and Borrower authorizes the Bank to file financing statements and acknowledges that the Bank has filed financing statements describing the Collateral in appropriate offices in the State of California, and such other jurisdictions (including the State of Nevada) as the Bank deems appropriate. Guarantor and Borrower shall take whatever other actions are reasonably requested by the Bank to perfect and continue the Bank’s security interest in the Collateral. Upon the reasonable request of the Bank, Guarantor and Borrower will deliver to the Bank any and all of the documents and instruments evidencing or constituting the Collateral or any part thereof, together with an appropriate endorsement or assignment thereof satisfactory to the Bank, and Borrower will note the Bank’s security interest upon and all chattel paper included in the Collateral. Guarantor and Borrower each irrevocably appoints the Bank as the agent and attorney-in-fact of Guarantor and Borrower to execute such documents and take such actions as the Bank deems necessary to preserve and perfect the Bank’s security interest in the Collateral.

7.3	Cross Collateral Provision. All of the Collateral given or granted to the Bank by Guarantor and Borrower pursuant to this Agreement, shall stand as security for and shall secure the payment of all of the Liabilities and none of the Collateral shall be subject to release by the Bank until all respective obligations have been paid or otherwise satisfied. In addition, an Event of Default under the Notes, the Security Agreement and other Loan Documents shall constitute an Event of Default under all instruments evidencing Guarantor’s and Borrower’s Liabilities, which Event of Default shall entitle the Bank to exercise the remedies granted by Section 9 below or by law with respect to any or all of the Collateral as the Bank may deem appropriate.

8.	Representations.

8.1	Representations by Credit Parties. Guarantor and Borrower each represents that: (a) the execution and delivery of this Agreement and the Notes and other Loan Documents, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party; (b) this Agreement and the Notes and other Loan Documents are valid and binding agreements, enforceable according to their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and general principles of equity; (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities fairly reflect, in all material respects, the financial condition of the Guarantor and Borrower on their effective dates; (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against either Guarantor or Borrower is pending or threatened in writing, and no other event has occurred which may in any one case or in the aggregate materially adversely affect either Guarantor’s or Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing; (e) except as disclosed to the Bank in Section 5.6, all of Guarantor’s and Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by Borrower in good faith and for which adequate reserves have been provided; (f) neither Guarantor nor Borrower is a “holding company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (g) attached hereto as Schedule 8.1(g) is a complete and accurate list as of the date hereof of all Material Contracts of the Credit Parties, showing the parties and subject matter thereof and amendments and modifications thereto, and each Material Contract is not in default due to the action of any Credit Party; (h) Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business; (i) Borrower is a wholly owned Subsidiary of Guarantor; and (j) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board. Guarantor and Borrower each further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized, and (b) the execution and delivery of this Agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

8.2	Representations Regarding Assets. With respect to any asset of Borrower utilized in the calculation of the Asset Coverage Ratio set forth in this Agreement, Guarantor and Borrower each represents and warrants to the Bank: (1) each asset represented by Borrower to be eligible for Asset Coverage Ratio purposes of this Agreement conforms to the eligibility definitions set forth in this Agreement; (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in Borrower’s physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (4) except as reflected in schedules delivered to the Bank, each asset which constitutes inventory is now and at all times hereafter will be of good and merchantable quality, free from defects; (5) assets with an aggregate value in excess of $100,000 are not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar party unless Borrower provides prompt written notice thereof to Bank, and in such event, Borrower will use its commercially reasonable efforts to either obtain a bailee waiver agreement or if the bailee has issued negotiable receipts, request that any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of such assets; and (6) the Bank, its assigns, or agents shall have the right at any reasonable time during normal business hours and upon reasonable notice and at Borrower’s expense to inspect, examine and audit Guarantor’s and Borrower’s records, and if Accounts are included in the calculation of Asset Coverage Ratio, confirm with Account Debtors the accuracy of such Accounts, and inspect and examine the assets and to check and test the same as to quality, quantity, value, and condition.

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9.	Default and Remedies.

9.1	Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

A.           Borrower fails to pay, (i) on the date when payment thereof is due, any principal on any one or more of the Notes, or (ii) within five (5) days after the date when payment thereof is due, any interest under any one or more of the Notes or any other fixed monetary amount due and payable under this Agreement, or any of the Notes; or

B.           Any default occurs in the observance or performance of any agreement contained in Section 6; or

C.           Guarantor or Borrower fails to keep or perform any other agreement, undertaking, obligation, covenant or condition set forth in this Agreement or any of the Loan Documents, other than a payment default, and such failure is not cured within thirty (30) days after the earlier of (i) Guarantor’s or Borrower’s becoming aware of such failure, or (ii) Bank’s sending written notice to Credit Parties of such failure; or

D.           If default shall occur in the payment of any principal, interest, or premium with respect to any indebtedness of any Credit Party for borrowed money in excess of $100,000 and such default shall continue for more than the period of grace, if any, therein specified and shall not have been effectively waived, or if any such indebtedness shall be declared due and payable prior to the stated maturity thereof; or

E.           Any representation, warranty or certification, made or given in or pursuant to this Agreement by any Credit Party or otherwise made by a Credit Party in writing in connection with this Agreement, proves to be untrue in any material respect when such representation, warranty or certification is made or given hereunder; or

F.           The Collateral, or any material part thereof, is damaged or destroyed by fire or other casualty and the cost to rebuild or reconstruct exceeds the face amount of insurance actually collected or in the process of collection through diligent efforts of Borrower, and if Borrower fails to deposit or to cause to be deposited with the Bank the deficiency within thirty (30) days after the Bank’s written request therefore, unless such deficiency is less than $100,000; or

G.           An order of condemnation by eminent domain proceedings is entered with respect to the Premises or any part thereof and is not dismissed or stayed within sixty (60) days after such order is entered; or

H.           Any petition is filed or proceeding is commenced for any attachment, levy, or seizure of any property of any Credit Party subject to a lien in favor of the Bank; or any judgment or judgments, writ or writs, warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000 shall be entered or filed against any Credit Party or against any property or assets of any Credit Party and remains unvacated, unbonded or unstayed for a period of thirty (30) days; or

I.           If any Credit Party: shall be unable to pay its debts as they become due; files a petition to take advantage of any insolvency act; makes an assignment for the benefit of its creditors; commences a proceeding for or consents to the appointment of a receiver, trustee, liquidator, or conservator of itself or of the whole or any substantial part of its property; files a petition or answer to a petition under any chapter of the United States Bankruptcy Code, as amended, or files a petition or seeks relief under or takes advantage of any other reorganization, arrangement or readjustment of debt, insolvency, or receivership law or statute of the United States of America or any state thereof; or if there is commenced against any Credit Party any proceeding for any of the foregoing relief and such proceeding is not dismissed or stayed within thirty (30) days after the commencement thereof; or if Borrower by any act indicates its consent to, or approval or authorization of, any such proceeding or petition;

J.           If, prior to the Bank’s filing of the financing statements showing a Credit Party as debtor, any other financing statement showing a Credit Party as debtor and describing any of the Collateral shall be filed by a third party that is not a holder of a Permitted Lien; or

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K.          Any Credit Party opens and/or maintains any of its banking depository and disbursement relationships with any bank or other financial institution other than the Bank unless that the Bank, in its sole discretion, has permitted such relationship on such terms and conditions, and with such limitations, as the Bank may establish in its sole discretion.

9.2	Bank Remedies. After the occurrence and during the continuance of any Event of Default, after any applicable cure period has expired, the Bank shall have the right in addition to all the remedies conferred upon the Bank by law or equity or the terms of any of the Loan Documents, to do any or all of the following, concurrently or successively, without notice to Borrower (except as provided in the Security Agreement):

A.           Declare the Notes to be, and those notes shall thereupon become, immediately due and payable without prior notice to Borrower; and

B.           Terminate the Bank’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligations of the Bank to extend credit or to make disbursements hereunder shall terminate; and

C.           Exercise on behalf of itself all or any of its rights and remedies of a secured party under this Agreement, under any of the Loan Documents, under the Uniform Commercial Code, and otherwise, including, without limitation, the right to foreclose the security interest granted herein by any available judicial or other procedure and/or to take possession of any or all of the Collateral and the books and records relating thereto with or without judicial process, for which purpose the Bank may enter on any or all of the Premises where any of the Collateral or books or records may be situated and take possession and remove the same therefrom in accordance with applicable law; proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both; require Borrower to assemble any or all of the Collateral and any or all certificates of title and other documents relating to the Collateral at a place designated by the Bank; charge or set off all sums owing to the Bank by Borrower against any and all of Borrower’s accounts (including accounts held jointly with others) and credit balances at the Bank, regardless of the stated maturity thereof; exercise in Borrower’s name all rights with respect to the Collateral, including the right to collect any and all money due or to become due, endorse checks, notes, drafts, instruments, or other evidences of payment, receive and open mail addressed to Borrower, and settle, adjust, or compromise any dispute with respect to any item of Collateral; and to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee.

D.           Without limiting any other available remedy, Borrower is liable for any deficiency remaining after disposition of any Collateral. Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of any Loan Documents and the making, servicing and collection of the Note or the other Loan Documents and any other amounts owed under the Note or the other Loan Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

E.           The order and manner in which Bank’s rights and remedies are to be exercised shall be determined by Bank in its sole and absolute discretion. Regardless of how Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Liabilities under each Loan Document, payments shall be applied first, to costs and expenses (including attorney costs) incurred by Bank, second, to the payment of accrued and unpaid interest on the Notes to and including the date of such application, third, to the payment of the unpaid principal of the Notes, and fourth, to the payment of all other amounts (including fees) then owing to Bank under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Bank hereunder or thereunder or at Law or in equity.

9.3	Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to Borrower, (iii) Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

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9.4	Cooperation. Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

9.5	Rights and Remedies Cumulative. All of the Bank’s rights and remedies, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by the Bank to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower under this Agreement, after the failure of Borrower to perform, shall not affect the Bank’s right to declare a default and to exercise its remedies.

9.6	Prior Events of Default. Bank hereby waives any Default or Event of Default under the Existing Credit Agreement relating to any of the following: (i) the failure to disclose the Unsecured Convertible Note, dated as of March 24, 2014, issued by the Borrower to Pareall International Limited, (ii) the failure to disclose the Letter of Intent, dated March 19, 2014, between Borrower and Guarantor, (iii) Borrower’s issuance of its Convertible Promissory Note to Colgan on May 29, 2014 in the original principal amount of $175,000, (iv) Borrower’s failure to timely deliver a copy of its financial reports as of May 31, 2014 and as of June 30, 2014 pursuant to Section 4.5A of the Existing Credit Agreement, (v) Borrower’s failure to timely file taxes by June 1, 2014 or otherwise comply with Section 5.6 of the Existing Credit Agreement and (vi) Borrower’s non-compliance with Section 5.3B of the Existing Credit Agreement as of June 30, 2014 due to its Asset Coverage Ratio being reported as .87 to 1 on July 22, 2014.

For the avoidance of doubt, Bank reserves all rights under the Existing Credit Agreement with respect to any other Default or Event of Default which may have occurred at any time prior to the effectiveness of this Agreement or hereafter, including, without limitation, any violation or potential prior or future violation of the Financial Covenants contained in Section 5.3 of the Existing Credit Agreement or Section 6.3 of this Agreement, regardless of any written or oral disclosure delivered to Bank prior to the date hereof. The execution of this Agreement shall not constitute a waiver of any rights and/or remedies which Bank may be entitled to pursue under the Existing Credit Agreement other than those specifically listed in this Section 9.6.

10.	Guaranty.

10.1	The Guaranty.

(a)          The Guarantor, as primary obligor and not merely as a surety, hereby irrevocably, absolutely and unconditionally guarantees to the bank and each of its successors, endorsees, transferees and assigns (each a “Beneficiary” and collectively, the “Beneficiaries”) the prompt and complete payment by the Borrower, as and when due and payable, of the Liabilities, in accordance with the terms of the Loan Documents. The provisions of this Section 10 are sometimes referred to hereinafter as the “Guaranty”.

(b)          The Guarantor hereby guarantees that the Liabilities now or hereafter acquired will be paid and payable strictly in accordance with the terms of the Loan Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Beneficiaries with respect thereto. The obligations and liabilities of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Liabilities or any Loan Document, or any delay, failure or omission to enforce or agreement not to enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise of any right with respect to the foregoing (including, in each case, without limitation, as a result of the insolvency, bankruptcy or reorganization of any Beneficiary, the Borrower or any other Person); (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Liabilities, or any other amendment or waiver of or consent to any departure from the Loan Documents or any agreement or instrument relating thereto; (iii) any fully or partial release of Borrower or any other Person liable to repay the Liabilities as a guarantor, surety or co-borrower; (iv) any exchange or release of, or non-perfection of any Lien on or in any collateral, or any release, amendment or waiver of, or consent to any departure from, any other guaranty of, or agreement granting security for, all or any of the Liabilities; (v) any claim, set-off, counterclaim, defense or other rights that the Guarantor may have at any time and from time to time against any Beneficiary or any other Person, whether in connection with this transaction or any unrelated transaction; or (vi) all rights and defenses relevant to Section 2856(a) of the California Civil Code and any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety in respect of the Liabilities or the Guarantor in respect hereof.

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(c)          The Guaranty provided for herein (i) is a guaranty of payment and not of collection; (ii) is a continuing guaranty and shall remain in full force and effect until the Credit Facilities have been terminated and the Liabilities have been paid in full in cash; and (iii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Liabilities is rescinded or must otherwise be returned by any Beneficiary upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

(d)          The obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any Beneficiary or any other Person at any time of any right or remedy against the Borrower or any other Person that may be or become liable in respect of all or any part of the Liabilities or against any collateral security or guaranty therefor or right of setoff with respect thereto.

(e)          The Guarantor hereby consents that, without the necessity of any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Liabilities made by any Beneficiary may be rescinded by such Beneficiary and any of the Liabilities continued after such rescission.

(f)          The Guarantor’s obligations under this Guaranty shall be unconditional, irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any other provision of this Agreement or any other Loan Document, and this Guaranty shall not be affected in any way by any variation, extension, waiver, election of remedies, compromise or release of any or all of the Liabilities or of any security or guaranty from time to time therefor.

(g)          The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of the Borrower or any similar proceedings or actions, or by any defense the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts and obligations that constitute the Liabilities and would be owed by the Borrower, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

10.2	Waivers.

(a)          The Guarantor hereby unconditionally waives: (i) promptness and diligence; (ii) notice of or proof of reliance by the Bank upon this Guaranty or acceptance of this Guaranty; (iii) notice of the incurrence of any Liabilities by the Borrower or the renewal, extension or accrual of any Liabilities or of any circumstances affecting the Borrower’s financial condition or ability to perform the Liabilities; (iv) notice of any actions taken by the Beneficiaries or the Borrower or any other Person under any Loan Document or any other agreement or instrument relating thereto; (v) notice or proof of nonpayment of the Liabilities and all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Liabilities, of the obligations of the Guarantor hereunder or under any other Loan Document, the omission of or delay in which, but for the provisions of this Section 10 might constitute grounds for relieving the Guarantor of its obligations hereunder; (vi) any requirement that the Beneficiaries protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person to collect the Liabilities or realize upon any collateral or join any such Person in any action to enforce this Guaranty; and (vii) each other suretyship defense that at any time may be available in respect of Guarantor’s obligations hereunder by virtue of any statute or law, including any statute of limitations, valuation, stay, moratorium, bankruptcy or similar law affecting Guarantor’s obligations hereunder, including any duty, obligation or defense arising or available under California Civil Code Sections 2839, 2845, 2849 and 2850.

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(b)          No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Loan Document or any other agreement or instrument relating thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Loan Document or any other agreement or instrument relating thereto preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Guaranty is in addition to and not in limitation of any other rights, remedies, powers and privileges the Beneficiaries may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by the Guarantor or any other Person or by applicable law or otherwise. All rights, remedies, powers and privileges of the Beneficiaries shall be cumulative and may be exercised singly or concurrently. The rights, remedies, powers and privileges of the Beneficiaries under this Guaranty against the Guarantor are not conditional or contingent on any attempt by the Beneficiaries to exercise any of their rights, remedies, powers or privileges against any other guarantor or surety or under the Loan Documents or any other agreement or instrument relating thereto against the Borrower or against any other Person.

(c)          The Guarantor hereby acknowledges and agrees that, until the Credit Facilities (including all obligations to make advances under the Line of Credit) have been terminated and all of the Liabilities have been paid in full in cash, under no circumstances shall it be entitled to be subrogated to any rights of any Beneficiary in respect of the Liabilities performed by it hereunder or otherwise, and the Guarantor hereby expressly and irrevocably waives, until the Credit Facilities (including all obligations to make advances under the Line of Credit) have been terminated and all of the Liabilities have been paid in full in cash, (i) each and every such right of subrogation and any claims, reimbursements, right or right of action relating thereto (howsoever arising), and (ii) each and every right to contribution, indemnification, set-off or reimbursement, whether from the Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Liabilities, and whether arising by contract or operation of law or otherwise by reason of the Guarantor’s execution, delivery or performance of this Guaranty.

(d)          The Guarantor represents and warrants that it has established adequate means of keeping itself informed of the Borrower’s financial condition and of other circumstances affecting the Borrower’s ability to perform the Liabilities, and agrees that Bank shall not have any obligation to provide to the Guarantor any information it may have, or hereafter receive, in respect of the Borrower.

(e)          In the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Bank, pay Bank all reasonable and actual, out-of-pocket third party costs and expenses (including court costs and attorneys’ fees) incurred by Bank in the enforcement hereof or the preservation of Bank’s rights hereunder, together with interest thereon at then applicable Note Rate (as defined in each Note) from the date requested by Bank until the date of payment to Bank. The covenant contained in this Section shall survive the payment and performance of the guaranteed obligations.

(f)          In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Bank must rescind or restore any payment or any part thereof received by Bank in satisfaction of the guaranteed obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Bank shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

11.	Miscellaneous.

11.1	Notice. Any communications, requests or notices required or appropriate to be given under this Agreement shall be in writing and addressed to the party from the notice intended as follows:

ANY CREDIT PARTY:	c/o Greenwood & Hall
1936 East Deere Avenue
#120
Santa Ana, California 92705
Attn: John Hall
Email: jhall@greenwoodhall.com

with a copy to:	DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303-2215
Attn: Michael Standlee
Email: Michael.Standlee@dlapiper.com

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BANK:	Opus Bank
303 Twin Dolphin Drive
#6006
Redwood City, California 94065
Attn: Douglas Stewart, Managing Director
Telephone: (650) 632-4256
E-mail: dstewart@opusbank.com

and:
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606-6473
Attn: Sean T. Maloney
Email: smaloney@schiffhardin.com

Any notices and demands required under this Agreement shall be in writing and delivered to the intended party at its address above by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, (c) by email or (d) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, (c) on the Delivery Day sent if sent by email, or (d) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

11.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

11.3	Integration. This Agreement, the Notes, the Loan Documents embody the entire agreement and understanding between Credit Parties and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of Guarantor or Borrower under this Agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Guarantor and Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Guarantor or Borrower under this Agreement or the Notes in any other jurisdiction.

11.4	Governing Law and Venue. This Agreement is delivered in the State of California and governed by California law (without giving effect to its laws of conflicts). Guarantor and Borrower each agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Bank in any state or federal court located in the State of California, as the Bank in its sole discretion may elect. By the execution and delivery of this Agreement, Guarantor and Borrower each submits to and accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of those courts. Guarantor and Borrower each waives any claim that the State of California is not a convenient forum or the proper venue for any such suit, action or proceeding.

11.5	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement.

11.6	Subsidiaries of Credit Parties. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the words “Guarantor” and “Borrower” as used in this Agreement shall include all of such Credit Party’s subsidiaries. Notwithstanding the foregoing, however, under no circumstances shall this Agreement be construed to require the Bank to make any loan or other financial accommodation to any of such Credit Party’s subsidiaries.

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11.7	Survival of Representations and Warranties. Each Credit Party understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by each Credit Party in this Agreement or in any certificate or other instrument delivered by any Credit Party to the Bank under this Agreement. Each Credit Party further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as each Credit Party’s indebtedness to the Bank shall be paid in full.

11.8	Non-Liability of the Bank. The relationship between the Credit Parties and the Bank created by this Agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and any Credit Party. Each Credit Party is exercising its own judgment with respect to Borrower’s business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform any Credit Party of any matter with respect to Borrower’s business. The Bank and each Credit Party intend that the Bank may reasonably rely on all information supplied by each Credit Party to the Bank, together with all representations and warranties given by each Credit Party to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

11.9	Indemnification of the Bank. Each Credit Party agrees to indemnify, defend and hold the Bank and any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and all obligations, claims, liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs, expenses and disbursements of any kind or nature (including, without limitation, any Indemnified Person’s reasonable attorneys’ fees) (collectively, the “Claims”) which may be imposed upon, incurred by or assessed against any Indemnified Person arising out of or relating to this Agreement; the exercise of the rights and remedies granted under this Agreement (including, without limitation, the enforcement of this Agreement and the defense of any Indemnified Person’s action or inaction in connection with this Agreement); and in connection with Borrower’s failure to perform all of Borrower’s obligations under this Agreement, except to the limited extent that the Claims against any such Indemnified Person are proximately caused by such Indemnified Person’s negligence or willful misconduct. The indemnification provided for in this section shall survive the termination of this Agreement and shall extend to and continue to benefit each individual or entity who is or has at any time been an Indemnified Person.

Each Credit Party’s indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting any Credit Party’s assets or Credit Party’s business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which Borrower’s indemnification obligations apply, then, upon any Indemnified Person’s demand, each Credit Party, at its sole cost and expense, shall defend such Claim in such Credit Party’s name, if necessary, by the attorneys for such Credit Party’s insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as any Indemnified Person shall approve. Any Indemnified Person may also engage its own attorneys at its reasonable discretion to defend any Credit Party and to assist in its defense and each Credit Party agrees to pay the fees and disbursements of such attorneys.

11.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

11.11	Sole Discretion of the Bank; Exclusive Right of the Bank to Take Action. Whenever any consent, determination, approval or other action of the Bank is required or permitted under this Agreement, any such determination and the decision as to whether or not to consent or approve or take such other action shall be in the sole and exclusive reasonable discretion of the Bank, and only the Bank, and the Bank’s decision shall be final and conclusive and no other action, consent, determination or approval shall be required.

11.12	Advice of Counsel. Each Credit Party acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any documents executed and delivered in connection with the Credit Facilities.

11.13	[Reserved].

11.14	Conflicting Terms. If this Agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

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11.15	Fees Expenses. Credit Parties shall promptly pay or reimburse the Bank for all reasonable expenses, regardless of whether the loans are disbursed in whole or in part, incurred in connection with the issuance of the Bank’s commitment letter and the making of the loans, including, but not limited to, preparation and review of all Loan Documents by the Bank’s outside counsel, taxes of any kind, appraisal, recording costs, inspection costs and attorney’s fees. Borrower shall pay promptly to the Bank on demand reasonable attorneys’ fees and all costs and other expenses paid or incurred by the Bank in duly enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement, the Notes, or the other Loan Documents or as a result of any litigation or threatened litigation or the preparation therefore in which the Bank is a party or threatened to be made a party and which in any way whatsoever relates to this Agreement. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

11.16	Indemnity Agreement. Borrower agrees to indemnify, defend, and hold the Bank harmless from and against any and all losses, damages, liabilities, and expenses (including reasonable attorneys’ fees) the Bank may sustain as a consequence of the occurrence of any Event of Default or the breach or inaccuracy of any representation and warranty made by Borrower in this Agreement or any document, financial statement, credit information, certificate, or statement furnished to the Bank. Borrower agrees to indemnify, defend, and hold the Bank harmless from and against any and all losses, damages, liabilities, and expenses (including reasonable attorneys’ fees) that at any time or from time to time may be paid, incurred, or suffered by, or asserted against, the Bank for, with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from, the Premises or any part thereof, into or upon any land, the atmosphere, or any water course, body of water, or wet lands, of any Hazardous Material occurring during or prior to the period of ownership of the Premises or any part thereof by Borrower or as a result of conditions existing during such period (including, without limitation, any losses, liabilities, damages, or expenses asserted or arising under any applicable law or regulation). The provisions of and undertakings and indemnification set forth in this section shall survive the payment of the Notes and the other obligations of Borrower to the Bank

12.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to each Credit Party pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

13.	Judicial Reference Waiver of Jury Trial. In all the Loan Documents the sections regarding “Jury Trial Waiver” are hereby deleted in their entirety and all claims in connection with the Loan Documents shall be determined by a consensual general judicial reference, pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time, and as more fully set forth in Exhibit C.

14.	WAIVER OF SPECIAL DAMAGES. EACH CREDIT PARTY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

[Rest of Page Intentionally Blank; Signatures Appear on Following Page]

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PCS Link, Inc., d/b/a Greenwood & Hall, a California Corporation

By:	/S/ John Hall
Printed Name: John Hall
Its: Chief Executive Officer

Date Signed:	7/23/14

Greenwood Hall, Inc., a Nevada corporation (formerly
known as Divio Holdings Corp., a Nevada corporation)

By:	/S/ John Hall
Printed Name: John Hall
Its: Chief Executive Officer

Date Signed:	7/23/14

Opus Bank

By:	/S/ Douglas Stewart
Printed Name: Douglas Stewart
Its: Managing Director – Technology Banking

Date Signed:	7/18/14